Exhibit 10.1

July 13, 2022

************

************

Shared via email to: ************

Dear Chris,

Wrap Technologies, Inc. (“Wrap”) is pleased to offer you the position of Chief Financial Officer. In this position, you will be reporting to me. The base salary offered for this position is $275,000 annually, with semi-monthly pay periods. Your performance-based bonus is targeted at 50% of your base salary (prorated for 2022). Your performance targets will be set by the board. Your start date for work with Wrap Technologies will be on or about July 25, 2022. This offer is not to be considered a contract guaranteeing employment for any specific duration.

In addition to your salary, as an inducement to your employment we will grant a restricted stock grant for 125,000 shares of Wrap restricted stock units at a grant price equal to the closing price of Wrap common stock on the day prior to grant which will vest over a three-year period subject to continued service. Additionally, we will grant a stock option to purchase 175,000 shares of Wrap common stock at an exercise price equal to the closing price of Wrap common stock on the day prior to grant. The vesting schedule for the option grant is 1/3rd after one year and each of the two years thereafter, subject to continued service and other conditions. Your offer includes severance of six month’s base salary in the event you are terminated without cause.

You are eligible to participate in our company benefit plans beginning on the first day of employment. Benefits include medical, dental and vision insurance as well as supplemental insurance. Salaried employees do not accrue PTO, rather time off for vacation and personal reasons is granted on a discretionary basis with approval of your manager. We encourage our employees to take time off to recharge and reboot. Additionally, employees are granted sick time to use for illness and leaves of absence. You will be provided and be responsible to follow the Wrap Employee Handbook, Travel and Expense Policy, Code of Conduct, Insider Trading Policy, and Whistleblower Policy.

Pay dates for our salaried employees are twice per month with time computed through the 15th and the last day of month with the actual pay date being by the third day after each pay period.

To fulfill federal identification requirements, you must present acceptable I9 documentation to support your identity and eligibility to work in the United States. Information will be provided to you regarding acceptable documentation for the completion of the I9 prior to your start date.

This job offer is contingent upon a satisfactory background check. The background check will be performed by an outside agency, and we will make every effort to expedite this process.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at *********. I look forward to working with you and hope you will find your employment a rewarding experience.

Sincerely,

/s/ TJ Kennedy

TJ Kennedy                                                          Date July 20, 2022

CEO

Please indicate your acceptance by your signature and return this offer letter to me by July 13, 2022. Thank you.

/s/ Chris DeAlmeida

Signature                                                              Date July 20, 2022